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                                                                   EXHIBIT 2.1

                               ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 31st day of March, 1999, by and between MECON, INC., a Delaware corporation (the "Purchaser"), and HCIA INC., a Maryland corporation (the "Seller").

                                       RECITALS

     A. The Purchaser desires to acquire and the Seller wishes to sell certain designated assets of the Seller in exchange for cash and other good and valuable consideration.

     B. The terms and conditions relating to the acquisition of such assets are expressly set forth below.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth herein, the parties hereby mutually agree as follows:

     1. DEFINITIONS. The following words shall have the following meanings when used in this Agreement.

          1.1 "ACQUIRED ASSETS": The assets set forth on Schedule 1.1 hereto together with the Receivables.

          1.2 "AFFILIATE": Any person who controls, is controlled by, or is under common control with, the Seller or the Purchaser, as the case may be.

          1.3 "ANCILLARY AGREEMENTS": The Sublease, the Service Agreement, the Assignment and Assumption Agreement, the Transition Agreement and the License Agreement, each of which is attached as an exhibit hereto.

          1.3A  "ASSIGNED CONTRACTS":  Those contracts set forth on Schedule
2.6 to which the Seller or is Affiliates is a party and which are to be assigned to the Purchaser at the Closing.

          1.4 "BUSINESS": That business of the Seller currently known as the "Implementation Unit" and conducted with the Acquired Assets involving the provision of certain health care products, services and information, including the Seller's product lines known as "Value Enhancement" and "Strategic Business Development."

          1.5 "CLOSING": The acts and events which occur on the Closing Date for the purposes of consummating the transactions contemplated by this Agreement.

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          1.6   "CLOSING DATE": March 31, 1999, at 10:00 a.m. (Mountain
Standard Time) or such other date and time as may be mutually agreed upon by the parties hereto.

          1.6A "COBRA": The Consolidated Omnibus Budget Reconciliation Act of 1985, including Section 4980B of the Code and Part 6 of Title I of ERISA.

          1.6B "CODE": The Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

          1.7   "EFFECTIVE DATE": Close of business on March 31, 1999.

          1.8 "EMPLOYEE": Each employee and independent contractor of the Business as further set forth on Schedule 2.13.

          1.9 "ENCUMBRANCE": Any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, including, without limitation, any agreement to give any of the foregoing in the future, and any contingent sales or other title retention agreement or lease in the nature thereof.

          1.9A "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

          1.10 "IMPLEMENTATION DATA": All financial, clinical and other data and information of the type currently collected from customers and used and retained by the Business.

          1.11 "KNOWLEDGE": The actual knowledge of the referenced Person or the knowledge that a reasonable person would have based upon the information possessed, presented or reviewed by the referenced Person; provided, however, that the knowledge of any Transferred Employee shall not be deemed the knowledge of the Seller unless within the actual knowledge of an employee of the Seller who is not a Transferred Employee, or the knowledge that a reasonable person, other than a Transferred Employee, would have, based on the information possessed, presented or reviewed by the referenced Person.

          1.12 "LEASE": That Office Lease dated July 3, 1996, as modified and amended by a Tenant Expansion Agreement dated July 3, 1998, and one or more Storage Agreements between Anemone Properties Associates, L.P., a Delaware limited partnership (or its predecessor in interest), as landlord, and the Seller (or its predecessor in interest), as tenant, for the letting of 17,785 square feet of space, more or less, plus parking and storage privileges, at 6300 S. Syracuse Way, Englewood, Colorado 80111.

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          1.13  "MATERIAL ADVERSE EFFECT":  With respect to the Business or any entity, any event, change, occurrence or condition that has had, or may reasonably be expected to have, a material adverse effect on the Business or such entity, as the case may be.

          1.14 "PERSON": An individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association, governmental unit, agency or department, or any other entity.

          1.15 "PROPRIETARY RIGHTS": All of the Seller's copyrights, patents, trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and other intellectual property rights relating to the Business.

          1.16 "RECEIVABLES": The accounts, contract rights, reimbursements or other rights to payment of the Business set forth on Schedule 1.16.

          1.17  "RECORDS":  All business records (excluding the
Implementation Data), correspondence, invoices, customer lists, customer information, billing records and similar information, whether written or in machine readable form.

          1.18 "SUBLEASE": The Sublease to be executed by Purchaser and Seller in the form of Exhibit A pertaining to a portion of the property described in the Lease with the Sublease to be co-terminus with the Lease.

          1.19 "TAXES": Any federal, state or other tax, levy, impost, fee, assessment or other governmental charge, including without limitation interest, penalties and additions in connection therewith.

          1.20 "TRANSFERRED EMPLOYEES": Those Employees who become employees of the Purchaser as of the Closing Date or within sixty (60) days thereafter.

     2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Purchaser that:

          2.1 CORPORATE STATUS. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Business.

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The Seller has full power and authority to own or lease its properties and assets, including the Acquired Assets, to perform its obligations under its contracts, including the Assigned Contracts, and to carry on its business as it has been and is now conducted.

          2.2 POWER AND AUTHORITY. The Seller and each of its Affiliates each has the power and authority to enter into this Agreement and the Ancillary Agreements and carry out the transactions contemplated by this Agreement and the Ancillary Agreements and all such action has been duly authorized by all necessary corporate action on its part. This Agreement and the Ancillary Agreements have each been duly and validly executed and delivered by the Seller and, assuming the due execution by the Purchaser, will constitute the legal, valid and binding obligations of the Seller enforceable in accordance with their respective terms. True and correct copies of the Articles of Incorporation and Bylaws of the Seller, as amended to date, shall be or have been delivered to the Purchaser prior to the Closing.

          2.3    UNDISCLOSED LIABILITIES.  Except as set forth in Schedule
2.3 and 2.6, to its Knowledge and other than as specifically set forth in this Agreement, the Seller has no material liability or obligation, absolute or contingent, relating to the Business.

          2.4 TITLE, CONDITION AND SUFFICIENCY OF ASSETS. Except for those Acquired Assets which are designated on Schedule 1.1 as being leased, the Seller and each of its Affiliates each has good and marketable title to the Acquired Assets, free and clear of all Encumbrances. The Seller has not entered into any agreement to sell the Acquired Assets, except as provided in this Agreement, nor is any offer to sell the Acquired Assets currently outstanding. All of the tangible assets acquired are in good operating condition and repair (except for ordinary wear and tear). The Acquired Assets together with the Assigned Contracts and the rights received by the Purchaser under the Ancillary Agreements constitute substantially all of the assets, rights and properties, tangible and intangible, real or personal, which are required for the operation of the Business as presently operating.

          2.5 LEASES OF REAL AND PERSONAL PROPERTY. The Seller has heretofore delivered to the Purchaser true, correct and complete copies of the Lease and all leases for all Acquired Assets designated on Schedule 1.1 (the "Leased Assets") as being leased. All covenants and other restrictions to be performed under any of such leases have been and are being properly performed and observed and no notice of violation (or claimed violation) thereof has been threatened, received or given. The Leased Assets will be assigned to the Purchaser at Closing.

          2.6 ASSIGNED CONTRACTS. Set forth on Schedule 2.6 is a true, correct and complete list of all of the Assigned Contracts. Except as set forth in Schedule 2.6 or Schedule 2.7, (i) all of the Assigned Contracts, the Lease and the leases of the Leased

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Assets, are in full force and effect, valid and enforceable by the Seller or its Affiliates in accordance with their respective terms and all material covenants and other restrictions to be performed thereunder have been and are being properly performed by all parties thereto, and neither the Seller not any of its Affiliates has given or received any notice of default or termination thereunder, and (ii) the Seller and each of its Affiliates each has the right to assign all of its right, title and interest in and to the Assigned Contracts to the Purchaser.

          2.7 DISPUTES AND LITIGATION. Except as set forth on Schedule 2.7, there is no action, suit, claim, litigation, proceeding or governmental investigation pending, or to Seller's Knowledge, threatened, against the Seller which involves, affects, or relates to the Business, the Acquired Assets or the transactions contemplated by this Agreement. The Seller is not subject to, or in default with respect to, with any judgment, order, writ, injunction or decree of any court or governmental agency ("Court Order") which affects the Business, the Acquired Assets or the transactions contemplated by this Agreement.

          2.8 CONFLICTING AGREEMENTS AND OTHER MATTERS. Except as set forth in Schedule 2.8 or 2.11, neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms and provisions hereof or thereof, will (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, the Articles of Incorporation or Bylaws of the Seller or any agreement to which the Seller is a party or any of its properties are bound, or result in the creation of any Encumbrance upon the Acquired Assets; (b) require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body or any other Person, except for any of the foregoing that becomes applicable upon the sale and purchase of the Acquired Assets as a result of the specific regulated status of the Purchaser or any of its Affiliates, if applicable; or
(c) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any Court Order, or to the Seller's Knowledge, any law, rule or regulation.

          2.9   COMPLIANCE WITH LAW.

                (a) To Seller's Knowledge, the Seller and the operation of the Business is in material compliance with, and will continue to the Closing to comply in all material respects with, all applicable laws, ordinances, rules, regulations, and directives of any and all federal, state, county, city and other governments, governmental departments, bureaus, agencies and other bodies and any and all public authorities whatsoever affecting the Business and the Acquired Assets, including, but not limited to, federal, state or local environmental laws, ordinances, rules or regulations; and

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                (b)   The Seller at Closing shall have obtained all consents
and approvals, if any, and shall have made all filings with all governmental agencies and regulatory authorities required of it, if any, for the consummation of the transactions contemplated by this Agreement, except for any of the foregoing that becomes applicable upon the sale and purchase of the Acquired Assets as a result of the specific regulated status of the Purchaser or any of its Affiliates, if applicable.

          2.10  PROPRIETARY RIGHTS

                (a) PROPRIETARY RIGHTS. Schedule 2.10 lists all of the Proprietary Rights. Schedule 2.10 also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country; (ii) for each trademark, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a trademark has been registered; and (iii) for each copyright, the number and date of filing for each country in which a copyright has been filed. True and correct copies of all patents set forth on Schedule 2.10 have been provided to the Purchaser.

                (b)   ROYALTIES AND LICENSES.  Except as set forth on
Schedule 2.10, the Seller has no obligation to compensate any Person for the use of any such Proprietary Rights nor has the Seller granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether or not requiring the payment of royalties.

                (c) OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. The Seller owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of the Seller by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. All of the pending patent applications have been duly filed. The Seller has not received any notice of invalidity or infringement of any rights of others with respect to such Proprietary Rights. The Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other Person. No other Person (i) has notified the Seller that it is claiming any ownership of or right to use such Proprietary Rights or (ii) to the Seller's Knowledge, is infringing upon any such Proprietary Rights in any way. To the Seller's Knowledge, the Seller's use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights, and no action has been instituted against or notices received by the Seller that are presently outstanding alleging that the Seller's use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights.

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          2.11  CONTRACTS AND COMMITMENTS.  Except as set forth in Schedule
2.6, 2.11 or 8.1, the Seller is not a party to nor bound by any oral or written (a) agreement relating to the Business or the Acquired Assets which is not an Assigned Contract (a "Non-Assigned Contract"); (b) agreement prohibiting or limiting the right of the Seller to engage in the Business; or
(c) contract or agreement, including any restriction in its Articles of Incorporation or Bylaws, not disclosed herein or in such Articles of Incorporation or Bylaws, which could have a Material Adverse Effect on the Acquired Assets or the Business. Agreements and commitments referred to in this Section 2.11 include any obligation of the Seller (fixed, contingent or otherwise) to enter into or perform any such agreement at any time. The Seller and the Purchaser shall enter into an agreement as to the duties, responsibilities or agreements of the parties with respect to any Non-Assigned Contracts which shall be in the form of Exhibit B attached hereto (the "Service Agreement").

          2.12 LICENSES AND PERMITS. Schedule 2.12 contains a list of all material government permits and licenses held by the Seller which are required for the operation of the Business, all of which are in full force and effect. The Seller has all Permits required under any law, rule or regulation in the operation of the Business or in the ownership of the Acquired Assets, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a Material Adverse Effect on the Acquired Assets or the Business. The Seller is not in material default, nor has it received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements. No present or former shareholder, director, officer or employee of the Seller or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which the Seller owns, possesses or uses.

          2.13 EMPLOYEE MATTERS. Schedule 2.13 contains a list of all Employees. None of the Employees is subject to any collective bargaining or other employment agreement except as set forth in Schedule 2.13. Accurate and complete compensation schedules for the Employees have been provided by the Seller to the Purchaser. To the Seller's Knowledge, the operation of the Business does not violate any rules or regulations of the United States Occupational Health and Safety Administration or the Department of Labor. Each Pension Plan (as defined in Section 3(2) of ERISA) maintained or contributed to by Seller which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service that such Pension Plan is so qualified and no fact or circumstances exist which would adversely affect the qualified status of such Pension Plan in form or operation. No Pension Plan maintained

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by the Seller is subject to the provisions of Title IV of ERISA, the funding requirements of Section 412 of the Code or is a multiemployer plan as defined in Section 3(37) of ERISA. No Welfare Plan (as defined in Section 3(1) of ERISA) maintained by the Seller provides post-retirement medical or life coverage to any Employees, other than as required by COBRA. Each Pension and Welfare Plan maintained by the Seller is in all material respects in compliance with the provisions of ERISA, the Code and all applicable laws.

          2.14 NO IMPLIED REPRESENTATION. It is the explicit intent of each party hereto that the Seller is making no representation or warranty whatsoever, express or implied, including but not limited to, any implied warranty or representation as to the condition, merchantability or suitability of the Acquired Assets, except those representations and warranties of the Seller in this Agreement or in any Schedule hereto, and that subject to the foregoing, the Purchaser takes the Acquired Assets of the Seller "AS IS."

     3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Seller that:

          3.1 CORPORATE STATUS. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to own its assets and to engage in its business as now conducted.

          3.2 POWER AND AUTHORITY. The Purchaser has the power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated by this Agreement and the Ancillary Agreements to be effected by it and all such action has been duly authorized by all necessary corporate action on its part. This Agreement and the Ancillary Agreements have each been duly and validly executed and delivered by the Purchaser and, assuming due execution by the Seller, will constitute the valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms. True and correct copies of the Articles of Incorporation and Bylaws of the Purchaser, as amended to date, shall be or have been delivered to the Seller prior to the Closing.

          3.3 CONFLICTING AGREEMENTS AND OTHER MATTERS. Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms and provisions hereof or thereof, will (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, the Articles of Incorporation or Bylaws of the Purchaser or any agreement to which the Purchaser is a party or any of its properties are bound; (b) require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body or any other Person.

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     4.   PURCHASE AND SALE.

          4.1 PURCHASE AND SALE. At the Closing, subject to the terms and conditions of this Agreement:

                (a) The Purchaser shall purchase and the Seller shall sell all of the Acquired Assets.

                (b) The Seller and each of its Affiliates shall assign and the Purchaser shall assume the Assigned Contracts, including all liabilities thereunder from and after the Effective Date.

                (c) It is expressly agreed and understood that no liabilities of the Seller are assumed by the Purchaser except as otherwise specifically and expressly set forth herein or in an Assignment and Assumption Agreement, in the form of Exhibit C attached hereto, to be executed and delivered by Purchaser and Seller at Closing.

          4.2 DELIVERY OF ASSETS. At the Closing the Seller shall deliver to the Purchaser bills and articles of sale, endorsements, deeds, assignments and other good and sufficient instruments of conveyance and transfer in form reasonably satisfactory to the Purchaser's counsel as shall be effective to vest in the Purchaser all title and interest of the Seller in the Acquired Assets and the Assigned Contracts, free and clear of all Encumbrances.

          4.3 PERFECTION OF TITLE. From time to time after the date hereof, the Seller and each of its Affiliates will, at the Purchaser's request but without further consideration:

                (a) Execute and deliver at Closing and thereafter such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to consummate and make effective the transactions contemplated by this Agreement and more effectively vest title or the interest of the Seller in the Purchaser and to put the Purchaser in possession of any property or contracts to be transferred hereunder.

                (b) Take all actions requested by the Purchaser to aid in the prosecution, defense or other litigation of any rights of the Purchaser against third parties arising from Sections 4.1, 4.2, and 4.3, all without further consideration, but at the expense of the Purchaser unless arising out of the breach or default of the Seller or as otherwise provided for herein.

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          4.4   PAYMENT OF PURCHASE PRICE.  Subject to the terms and
conditions of this Agreement, the Purchaser shall pay the Seller the sum of Seven Million Three Hundred Forty Four Thousand Three Hundred Ninety Eight Dollars and Fourteen Cents ($7,344,398.14) for the Acquired Assets, plus Two Hundred Thousand Dollars ($200,000) which shall be used to pay bonus compensation payments to certain Seller Employees (collectively, the "Purchase Price"), which is to be allocated as set forth on a schedule to be agreed upon by Seller and Purchaser after the Closing. The Purchase Price shall be paid in cash by wire transfer to the Purchaser at the Closing.

          4.5 ADJUSTMENTS AND PRORATIONS. The following items shall be apportioned as of the Closing Date:

                (a) The amount of any insurance premiums or other prepaid expenses of the Business which provide a continuing benefit to Purchaser beyond the Effective Date shall be paid by the Purchaser to the Seller as more fully set forth on Schedule 4.5.

                (b) All Transferring Employees' salaries, if any, due or accruing for the period of time prior to the Effective Date to the extent the same have not been paid, shall be paid to the Purchaser at the Closing, as more fully set forth on Schedule 4.5. To the extent the Seller has paid any Transferring Employees' salaries, if any, due or accruing for any period of time from and after the Effective Date, such amounts shall be adjusted for and allowed to the Seller at the Closing.

                (c) All income and accounts receivable arising from and after the Effective Date resulting from the operation of the Business shall be allocated to the Purchaser at the Closing. Any such amounts received by the Seller following Closing shall be promptly forwarded by the Seller to the Purchaser. All payroll related expenses with respect to the Transferred Employees (including any outstanding vacation balances) and other direct expenses incurred by the Transferred Employees arising from and after the Effective Date resulting from the operation of the Business shall be allocated to the Purchaser at the Closing. All costs, rents and adjustments associated with the Sublease from and after the Effective Date shall also be allocated to the Purchaser.

          4.6 TAX REPORTING. The Seller and Purchaser agree that the Purchase Price shall be allocated based upon the fair market values of the Acquired Assets conforming with the requirements of Section 1060 of the INTERNAL REVENUE CODE OF 1986, as amended. The Seller and Purchaser agree that such allocation shall be used for all purposes, including the filing of all tax returns and reports (including federal Form 8594). Each party agrees not to assert, in connection with any tax return, tax audit or similar proceeding, any allocation of the Purchase Price that differs from that agreed upon pursuant to this Section.

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          4.7   PAYMENT OF TAXES.  The Seller shall pay when due all Taxes for which the Seller is or may be liable or that are payable on or prior to the Closing Date.

     5.   ADDITIONAL OBLIGATIONS OF THE PARTIES.

          5.1   CONDUCT OF BUSINESS.   Except  as otherwise expressly
permitted or required by this Agreement, the Seller will (a) give such notice and take such further action as may be reasonably requested by the Purchaser to comply with all applicable laws relating to the Business that the Seller was subject to on or prior to the Closing; and (b) from the execution of this Agreement to the Closing, conduct its business and affairs with respect to the Business in the ordinary and usual course.

          5.2   ACCESS TO RECORDS.   Between the date of this Agreement and
the Closing Date, the Seller will provide to the Purchaser, during normal business hours, reasonable access to all of its Records concerning the Business and the Acquired Assets provided that such access shall be after reasonable notice.

          5.3 CONFIDENTIAL INFORMATION. Except as may be otherwise required by applicable law or any court or governmental authority, the Purchaser and the Seller agree not to disclose or make use of any confidential information relating to the Seller or the Purchaser and any Affiliates, received by any of them in connection with the transactions to be consummated pursuant to this Agreement, including such disclosure to or use by any Affiliate of any of the parties hereto, unless such information was or becomes otherwise publicly available from another source. If this Agreement is terminated for any reason, the parties hereto will, except as may be otherwise required by applicable law or any court or governmental authority, continue to hold such information in confidence and will, to the extent requested by the party from which the information was received, promptly return to said party all written material received from it without making reproductions; it being agreed that each party shall be primarily liable for the acts or omissions of its Affiliates.

          5.4 TRANSITION ASSISTANCE. The Seller and the Purchaser shall each provide assistance to the other as provided in an agreement between Purchaser and Seller, in the form of Exhibit D attached hereto, to be executed and delivered at Closing (the "Transition Agreement").

          5.5 EMPLOYEES. As of the Closing Date, the Seller shall terminate the employment of all Employees of the Business and the Purchaser shall be free of any restriction by the Seller to hire any such individuals as employees of the Purchaser.

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          5.6   ACCESS TO IMPLEMENTATION DATA, ETC.  The Purchaser shall
license to the Seller the right to use the Implementation Data, and any and all of its associated software or software products, and the Seller shall license to the Purchaser the right to use certain methodologies, and any and all of its associated software or software products, under non-exclusive licenses and upon such other terms and conditions as are set forth in the form of License Agreement attached hereto as Exhibit E (the "License").

          5.7 SUBLEASE. The Purchaser acknowledges that the Purchaser shall be responsible for all costs associated with or due under the Sublease, including, but not limited to, rent, taxes, insurance and operating expenses and charges, from and after the Effective Date. Upon the expiration of the term of the Lease, the Purchaser shall be responsible for acquiring premises for the conduct of the Business.

          5.8   EMPLOYEE BENEFIT MATTERS.

          (a) On or before the date of Closing, or as soon thereafter as is reasonably possible, the Seller shall notify each Transferred Employee, spouse and dependent child thereof who is a qualified beneficiary within the meaning of section 607(3) of the Employee Retirement Income Security Act, as amended ("ERISA") (the "Qualified Beneficiaries"), of such person's right to elect COBRA continuation coverage with respect to the Seller's employee benefit plans that are group health plans within the meaning of section 607(1) of ERISA. For each such Qualified Beneficiary, Seller shall waive the premium that it would ordinarily charge for such COBRA continuation coverage for the 60 days immediately following the date of Closing (the "60 Day Period"), provided that each Qualified Beneficiary files an appropriate COBRA eletion form with the Seller. The Purchaser shall maintain or establish one or more group health plans within the meaning of Section 607(1) of ERISA to cover all Transferred Employees and their eligible dependents, effective as of the 61st day following the Closing, which group health plans(s) shall credit such Transferred Employee (or where applicable, eligible dependents) with service with the Seller for purposes of any waiting periods and/or preexisting condition exclusions. With respect to Transferred Employees (and, where applicable, eligible dependents), the Purchaser's group health plan(s) shall not contain any waiting period and/or preexisting condition exclusions which are greater than those contained in the Seller's group health plan covering such Transferred Employees (and their eligible dependents) as of the date of Closing.

          (b) The Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of coverage requirements with respect to all other Employess and to the Seller's current or former employees (and their dependents) under the Seller's employee benefit plans. The Seller shall remain the sponsor and administrator of, and shall retain all liability for, all of its employee benefit plans. The Purchaser shall neither assume any liability and responsibility (including but not limited to annual reporting responsibilities) for such employee benefit plans (or the termination thereof), nor be construed as the sponsor, administrator or fiduciary thereof.

          (c) Transferred Employees who are participants in the HCIA Inc. Savings Incentive Plan (the "401(k) Plan") will be entitled to receive distributions from the 401(k) Plan as a result of this transaction pursuant to Treas. Reg. Section 1.401(d)(1)(iv) in accordance with the terms of the 401(k) Plan.

          (d) Except as provided in this Section 5.8 with respect to the Seller's employee benefit plans that are group health plans within the meaning of section 607(1) of ERISA and the 401(k) Plan, Transferred Employees (and their beneficiaries) will not be eligible to participate in the Seller's employee benefit plans as of the date of Closing.

          5.9 SEVERANCE OBLIGATIONS. In the event any Transferred Employee is discharged or terminated from employment by the Purchaser, without cause, on or prior to June 30, 1999, then the Seller shall pay over to the Purchaser, and the Purchaser shall pay over to such terminated Transferred Employee, an amount equal to the Severance Benefit as defined below; provided, however, such obligation on the part of the Seller to pay the Purchaser an amount equal to a Severance Benefit shall extend to only eight
(8) Transferred Employees. In addition, in the event any five of the Transferred Employees who are identified as "Designated Employees" in the Transition Agreement between the Purchaser and the Seller are discharged or terminated from employment by the Purchaser, without cause, on or prior to December 31, 1999, then the Seller shall pay over to the Purchaser, and the Purchaser shall pay over to such terminated Transferred Employee, an amount equal to the Severance Benefit for any such Designated Employee who is so terminated. Furthermore, to the extent the Purchaser does not discharge or terminate, without cause, all five (5) Designated Employees on or prior to December 31, 1999, then on such date the Purchaser may be entitled to an Additional Severance Reimbursement (as defined below) from the Seller under the following circumstances:

          (a) The number of Designated Employees who are terminated on or prior to December 31, 1999, and who have received a Severance Benefit from the Purchaser, shall be subtracted from the number five (5). The resulting number is hereafter referred to as the "Additional Number of Reimbursable Positions."

          (b) The Additional Severance Reimbursement shall mean the amount equal to the Severance Benefit(s) for any Transferred Employee(s) (but not to exceed the Additional Number of Reimbursable Positions), who were terminated, without cause, by Purchaser on or before December 31, 1999, and who actually received a severance payment from Purchaser but for whom Purchaser did not receive a reimbursement from Seller because of the limitation on reimbursements to eight (8) Transferred Employees as provided above.

As used herein, a Severance Benefit shall mean a sum equal to one (1) month's salary (less all required tax and other withholdings) for any grade 1 through 14 Employee who becomes a Transferred Employee, except that for any grade 15 or higher Employee who becomes a Transferred Employee, the Severance Benefit shall be two (2) months' salary (less all required tax and other withholdings). Except as provided above, the Purchaser shall be responsible for any severance claims by any of the Transferred Employees arising on or after the Effective Date.

          5.10  NON-COMPETITION AND NO SOLICITATION.

          (a) The Seller hereby specifically covenants and agrees with the Purchaser that neither the Seller nor any Affiliate of the Seller shall for a period of two (2) years immediately following the Effective Date within the United States:

                (i) Use or employ any of the data provided to the Seller under the License in the performance of a service line consulting business similar to that presently provided by the Business.

                (ii) Solicit any employees of the Purchaser for employment with the Seller nor hire any employees of the Purchaser except for any employee of the Purchaser who seeks employment with the Seller and initiates contact with the Seller, or an Affiliate of the Seller, in seeking such employment.

          (b) The Seller specifically convenants that it shall not seek to enforce the terms of any non-competition agreement it may have with any Transferred Employee or any former employee of the Business in the case where such individual seeks to be employed by Purchaser for the purpose of the providing services to the Business.

          (c) The Purchaser hereby specifically covenants for a period of two (2) years immediately following the Effective Date, within the United States, not to solicit any employees of the Seller for employment with the Purchaser, nor hire any employee of the Seller except for any employee of the Seller who seeks employment with the Purchaser and initiates contact with the Purchaser, or an Affiliate of the Purchaser, in seeking such employment.

          (d) The parties acknowledge and agree that the remedy at law available to either for any breach or violation or threatened breach or violation of any of the terms or provisions of this Section 5.10 by the breaching party would be inadequate, and agree and consent that, in addition to requiring the specific performance of any of these terms or provisions and any other rights or remedies which the non-breaching party may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any of the terms and provisions of this
Section 5.10. If any restriction on the non-breaching party contained in this Section 5.10 is too broad in time span, scope or area to permit enforcement thereof as written, then such restriction shall be enforced to the maximum extent permitted by law, and the breaching party hereby expressly consents and agrees that such time span, scope or area may be judicially modified accordingly in any proceeding brought to enforce such restrictions.

     6. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligations of the Seller hereunder are subject to the satisfaction, on or prior to Closing, of all of the following conditions, unless waived by the Seller in writing:

          6.1 REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The truth and correctness of all representations and warranties by the Purchaser contained in this Agreement, as of the date of this Agreement and as of the Closing Date, and the performance by the Purchaser of all agreements and conditions required by this Agreement to be performed by the Purchaser at or prior to such time.

          6.2 CLOSING CERTIFICATE. The delivery by the Purchaser to the Seller at Closing of a certificate dated as of the Closing Date in form and substance satisfactory to the Seller stating that the warranties and representations by the Purchaser set forth in this Agreement are true and correct as of the Closing Date and that the Purchaser has performed all agreements and conditions required to be performed by it.

          6.3 STATE CERTIFICATES. The delivery by the Purchaser to the Seller at Closing of a certificate of the State of California dated within thirty (30) days prior to the Closing Date, stating that the Purchaser is a corporation validly existing and in good standing under the laws of the State of California.

          6.4 APPROVALS. The receipt of all consents and approvals of governmental authorities, if any, necessary for the consummation of the transactions contemplated by this Agreement.

          6.5 LICENSE, SERVICE AGREEMENT, ETC. The execution and delivery of the License, Service Agreement, Transition Agreement, Sublease and Assignment and Assumption Agreement by the Purchaser.

     7. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. The obligations of the Purchaser hereunder are subject to the satisfaction, on or prior to Closing, of all of the following conditions, unless waived by the Purchaser in writing:

          7.1 REPRESENTATIONS AND WARRANTIES AND PERFORMANCE. The truth and correctness of all representations and warranties by the Seller contained in this Agreement, as of the date of this Agreement and as of the Closing Date, and the performance by the Seller of all agreements and conditions required by this Agreement to be performed by it at or prior to such time.

          7.2 CLOSING CERTIFICATE. The delivery by the Seller to the Purchaser at Closing of a certificate dated as of the Closing Date in form and substance satisfactory to the Purchaser stating that the warranties and representations by the Seller set forth in this Agreement are true and correct as of the Closing Date and that the Seller has performed all agreements and conditions required to be performed by it.

          7.3 STATE CERTIFICATES. The delivery by the Seller to the Purchaser at Closing of certificates, from the appropriate state authorities, dated within thirty (30) days prior to the Closing Date, stating that the Seller is a corporation validly existing and in good standing under the laws of the State of Maryland, and qualified to do business in the State of Colorado.

          7.4 APPROVALS. Receipt of all consents and approvals, if any, necessary for the consummation of the transactions contemplated by this Agreement.

          7.5 LICENSE, SERVICE AGREEMENT, ETC. The execution and delivery by the Seller of the License, Service Agreement, Transition Agreement, Sublease, Assignment and Assumption Agreement and all conveyancing documents or instruments necessary to vest title to the Acquired Assets and Assigned Contracts in Purchaser.

     8.   INDEMNIFICATION AND PROCEDURAL MATTERS.

          8.1   INDEMNIFICATION.

                (a) The Seller agrees to indemnify and hold harmless the Purchaser, and its Affiliates, officers, directors, agents and representatives, at all times after Closing from and against all loss, cost, liability and expense (including reasonable legal fees and other costs and expenses of defending any claim against the Purchaser) (a "Loss" or collectively the "Losses") incurred by the Purchaser which result, arise out of or are based upon (i) any misrepresentation by the Seller in this Agreement or in any agreement, schedule, certificate or other instrument delivered to the Purchaser pursuant to this Agreement; (ii) any breach of any warranty by the Seller in this Agreement; (iii) or any breach or default in performance by the Seller of any covenant to be performed by it hereunder or under any agreement between the parties related hereto; or (iv) the termination of any agreement set forth in Schedule 8.1(a) by the other party to such agreement by reason of a claim that the failure to obtain such other party's consent to an assignment or subcontracting of the agreement constituted a default or terminating event under such agreement; provided, however, and notwithstanding anything to the contrary above stated, such obligation of indemnification shall not arise so long as and until the aggregate sum of all Losses equals One Hundred Thousand Dollars ($100,000), and such indemnification shall apply thereafter only to such excess. Furthermore, with respect to any particular event or occurrence giving rise to a Loss, Five Thousand Dollars ($5,000) of any such Loss shall not be eligible for indemnification hereunder and shall not be included in determining whether the foregoing $100,000 aggregate threshold has been met.

                (b) The Purchaser agrees to indemnify and hold harmless the Seller, and its Affiliates, officers directors, agents and representatives, at all times after Closing from and against all loss, cost, liability and expense (including legal fees and other costs and expenses of defending any claim against the Seller) incurred by the Seller which result, arise out of, or are based upon (i) any misrepresentation by the Purchaser in this Agreement or in any agreement, schedule, certificate or other instrument delivered to the Purchaser pursuant to this Agreement, or breach of any warranty by the Purchaser in this Agreement, or any breach or default in performance by the Purchaser of any covenant to be performed by it hereunder or under any agreement between the parties related hereto, or (ii) any failure by the Purchaser to pay in full all sales taxes arising from the transactions contemplated by this Agreement, including, without limitation, liens, charges, penalties and assessments relating thereto.

          8.2 DEFENSE OF CLAIMS. Promptly after the receipt of any claim by, or the commencement of any action or proceeding against a party hereto, the party seeking indemnification (the "Indemnified Party") will, if a claim with respect thereto is to be made against the other party (the "Indemnifying Party") pursuant to this Section 8, give notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party of its obligations except to the extent such party is prejudiced thereby. In the event of such notice, the Indemnifying Party shall be entitled to assume the defense or settlement thereof with counsel of its own choosing; provided, however, that (i) the Indemnified Party shall be entitled to continue to participate in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought (provided that it shall bear any legal fees or other costs associated with such participation), and (ii) the Indemnifying Party shall not be entitled to settle, compromise, decline to appeal or otherwise dispose of any such claim, action or proceeding without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, unless such claim, action or proceeding, in the judgment of the Indemnified Party, either (A) involves a request for relief other than money damages which the Indemnifying Party would be required to completely indemnify against hereunder or (B) in the event of an adverse ruling, could have a Material Adverse Effect on the Indemnified Party. In the event the Indemnifying Party does not assume the defense or settlement of any claim, action or proceeding, the Indemnified Party shall, at the reasonable expense of the Indemnifying Party, conduct the investigation, defense and settlement of any such claim, action or proceedings, and the Indemnified Party's good faith determination, in its sole discretion, with respect to the conduct, settlement or other disposition of any claim action or proceeding shall be binding upon the Indemnifying Party. Any claims, reasonable legal fees or other costs and expenses paid or incurred by the Indemnified Party shall be paid to the Indemnified Party by the Indemnifying Party within thirty (30) days after receipt by the Indemnifying Party of the Indemnified Party's invoice for same.

          8.3   LIMITS ON INDEMNIFICATION.

                (a) All representations and warranties in this Agreement shall survive Closing for a period of two years following the Closing Date; provided, however, that the Seller's representations and warranties set forth in Section 2.4 as to Seller's "good and marketable title to the Acquired Assets" shall survive in perpetuity. No claim or action for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration thereof pursuant to the preceding sentence except for claims made in writing prior to such expiration or actions (whether instituted before or after such expiration). If such written notice is given, the survival period for the applicable representation or warranty shall continue until the claim is fully resolved.

                (b)   Each party agrees that the remedies set forth in this
Section 8, together with the remedies set forth in the Ancillary Agreements, shall be the sole and exclusive remedies which such party shall have from and after the Closing Date against the other party or any of its directors, officers, employees, Affiliates, agent or stockholders; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims causes of action or remedies may not be waived under applicable law or fraud is proven on the part of a party by another party hereto.

                (c) No party shall be entitled to indemnification under this Agreement or any of the Ancillary Agreements for consequential or incidental damages.

                (d) The obligation of the Seller to indemnify the Purchaser pursuant to this Section 8 shall not exceed the Purchase Price.

                (e) The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by an investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and agreements.

     9.   CLOSING.

          9.1 TIME AND PLACE. The Closing hereunder shall be deemed to take place at the offices of the Seller or as otherwise mutually agreed upon in writing by the Purchaser and the Seller.

          9.2 REASONABLE EFFORTS. Each party agrees to exercise all reasonable efforts to obtain all consents and approvals necessary for the consummation by the parties of the transactions contemplated hereby and to take such steps contemplated herein as may be required to effect such consummation.

     10. TERMINATION. In the event a condition to Closing provided herein cannot be satisfied despite the good faith reasonable efforts of the parties hereto prior to April 15, 1999, then this Agreement shall terminate upon written notice as provided in Section 11.3 hereof from the party requiring satisfaction of the condition to the other party. In such event, each party shall pay all professional fees and expenses incurred by it and the parties shall be free of any other commitment, obligation, agreement or duty to the other except as provided in Section 5.3 hereof.

     11.  MISCELLANEOUS.

          11.1 PRESS RELEASES. Seller and Purchaser will consult with each other as to the timing of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby. It is contemplated that Seller and Purchaser will each issue a separate press release announcing the execution of the Agreement and the proposed sale of the Business, and a copy of each respective release shall be provided to the other party prior to issuance.

          11.2 BROKER. Seller represents to the other party that Hanifen, Imhoff Inc. has acted as a broker or in a similar capacity, and that Seller shall be solely liable for any brokerage, finder's or similar fee or commission due Hanifen, Imhoff Inc. in connection with this Agreement or any of the transactions contemplated hereby. Purchaser represents to the Seller that it owes no brokerage or other similar fees in connection with the transactions contemplated by this Agreement.

          11.3 NOTICES. Any notice or other communication pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by facsimile transmittal or on the earlier of actual receipt or the third postal business day after mailing by United States registered or certified mail, postage prepaid, to the following addresses:

          If to the Purchaser:

                MECON, Inc.
                200 Porter Drive
                Suite 100
                San Ramon, California 94583
                Attention:    David Allinson
                              Senior Vice President and
                              Chief Financial Officer
                Telephone Number:  (925) 552-6960
                Telecopier Number: (925) 838-2031

          With a copy to:

                Latham & Watkins
                135 Commonwealth
                Menlo Park, California 94025
                Attention:    Michael Hall, Esquire
                Telephone Number:  (650) 328-4600
                Telecopier Number:  (650) 463-2600

          If to the Seller:

                HCIA Inc.
                300 East Lombard Street
                Baltimore, Maryland 21202
                Attention:  Charles A. Berardesco, Esquire
                            Senior Vice President &
                              General Counsel
                Telephone Number:  (410) 895-7470
                Telecopier Number:  (410) 837-0681

          With a copy to:

                Whiteford, Taylor & Preston LLP
                Seven St. Paul Street
                Baltimore, Maryland 21202
                Attention:  James C. Holman, Esquire
                Telephone Number:  (410) 347-8790
                Telecopier Number:  (410) 347-9478

          11.4 EXPENSES. Except as specifically provided otherwise herein, each party shall pay its own expenses and obligations incurred in connection with this Agreement and the consummation thereof.

          11.5 SALES TAX. Any sales, use or similar tax payable or due as a result of the transactions contemplated hereby will be paid by the Purchaser.

          11.6 ENTIRE AGREEMENT. This Agreement (together with all agreements and documents contemplated hereby) (i) constitutes the entire agreement between the parties and there are no representations, warranties or commitments except as set forth herein, and (ii) supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto, relating to the transactions contemplated by this Agreement. This Agreement may be amended only in a writing executed by the parties hereto affected by such amendment. No such modification or amendment shall create any right whatsoever for the benefit of any party hereto not a party to such modification or amendment. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto, their successors and assigns, any rights or remedies under or by reason of this Agreement except as expressly provided herein. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

          11.7 ENUMERATION AND HEADINGS. The enumeration and headings of the sections of this Agreement are merely for convenience of reference and do not constitute representations or warranties, do not impose any obligations whatsoever and have no substantive significance.

          11.8 TAX CONSEQUENCES. Unless otherwise expressly provided for herein, there shall be no recourse by any party hereto against any other party hereto by reason of the fact that the execution or consummation of this Agreement or of any transaction contemplated hereby does not have the tax consequences as contemplated by such party.

          11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws rules.

          11.10 GENDER. All references herein to the masculine gender shall include the feminine and neuter and vice versa.

          11.11 COMPUTATION OF TIME. Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or a legal holiday, the date for such determination or action shall be extended to the first business day immediately thereafter.

          11.12 NO WAIVER. No exercise or waiver, in whole or in part, of any right or remedy provided for in this Agreement shall operate as a waiver of any other right or remedy. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof.

          11.13 NO THIRD PARTY BENEFITS. This Agreement is solely for the benefit of the parties hereto and their respective Affiliates an should not be deemed to confer upon third-parties any remedy, claim liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

          11.14 ASSIGNMENT. This Agreement may not be assigned by the Purchaser without the express written consent of the Seller, which consent may be withheld for any reason whatsoever, and VICE VERSA.

          11.15 SEVERABILITY. If any provision or part of any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal, unenforceable provision or part hereof had never been contained herein, but only to the extent of its invalidity, illegality or unenforceability.

          11.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties in separate counterparts, each of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                         MECON, INC.


                                         By:  /s/ David J. Allinson
                                              --------------------------------
                                              David J. Allinson
                                              Senior Vice President and
                                                Chief Financial Officer



                                         HCIA INC.


                                         By:  /s/ Charles A. Berardesco
                                              --------------------------------
                                              Charles A. Berardesco
                                              Senior Vice President &
                                                General Counsel